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                                                                    Exhibit 99.2


                     [LOGO OF RENTAL SERVICE CORPORATION]


FOR IMMEDIATE RELEASE

Company Contact:  Martin R. Reid, Chairman & CEO
                  (602) 905-3300

                       RENTAL SERVICE CORPORATION ELECTS

                  NEW BOARD MEMBER AND SENIOR VICE PRESIDENT

SCOTTSDALE, AZ - JANUARY 20, 1998 - RENTAL SERVICE CORPORATION (NYSE: RSV) ("RSC") today announced that it has elected Mr. David P. Lanoha to its Board of Directors and Mr. Jack Markle to the position of Senior Vice President of Operations for its Western Region.

Mr. Lanoha was the Chairman and Chief Executive Officer of Center Rentals & Sales ("Center"), which was acquired by RSC on December 2, 1997. Center was started by Mr. Lanoha's father in 1949. Mr. Lanoha joined Center on a full-time basis after graduation from Colorado College in 1971 and became Center's President in 1978. Under his leadership, Center grew from one location and $1.0 million in revenues to 14 locations and $48.0 million in revenues. In addition to his role as director, Mr. Lanoha will also serve as a corporate development advisor to RSC's Chairman and Chief Executive Officer.

Mr. Markle has been named RSC's Western Region Senior Vice President of Operations. Mr. Markle joined Center in 1983 and became its President in 1987. Prior to joining Center, Mr. Markle spent ten years with Power Rental.

Martin R. Reid, RSC Chairman and Chief Executive Officer, made the announcements.

RSC is a leading consolidator in the rapidly growing equipment rental industry, serving the needs of a wide variety of industrial, manufacturing and construction markets. Headquartered in Scottsdale, AZ, the Company operates the largest rental network in the United States.
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